                                                                    EXHIBIT 12.2

                            PAINE WEBBER GROUP INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                                                             Years Ended December 31,
                                                           --------------------------------------------------------------
                                                              1995         1994         1993         1992         1991
                                                           ----------   ----------   ----------   ----------   ----------

    Income before taxes                                    $  102,677   $   44,385   $  407,576   $  339,115   $  226,247
                                                           ----------   ----------   ----------   ----------   ----------


    Fixed charges:

       Interest                                             1,969,811    1,428,653    1,130,712      879,242    1,056,124

       Interest factor in rents                                59,491       51,102       50,133       45,962       43,804
                                                           ----------   ----------   ----------   ----------   ----------

       Total fixed charges                                  2,029,302    1,479,755    1,180,845      925,204    1,099,928
                                                           ----------   ----------   ----------   ----------   ----------

    Income before taxes and
       fixed charges                                       $2,131,979   $1,524,140   $1,588,421   $1,264,319   $1,326,175
                                                           ==========   ==========   ==========   ==========   ==========

    Ratio of earnings to fixed charges                            1.1          1.0          1.3          1.4          1.2
                                                           ==========   ==========   ==========   ==========   ==========




    For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings and that portion of rental expense estimated to be representative of the interest factor.